Dearborn Partners
 COMPLIANCE MANUAL

Code of Ethics & Policies and Procedures
Under the Investment Advisers Act of 1940

 November 2013

FOR INTERNAL COMPANY USE ONLY; CONFIDENTIAL

Dearborn Partners
 ADVISER COMPLIANCE MANUAL

TABLE OF CONTENTS

Dearborn Partners		1
ADVISER COMPLIANCE MANUAL		1
I.	INTRODUCTION	5
II.	PURPOSE AND SCOPE OF COMPLIANCE MANUAL	6
PART 1: CODE OF ETHICS		8
I.	GENERAL	8
II.	FIDUCIARY DUTY - STATEMENT OF POLICY	9
A.	GENERAL	9
B.	FRONT-RUNNING AND RELATED IMPROPER TRADING PRACTICES	11
III.	INSIDER TRADING - STATEMENT OF POLICY	12
IV.	FIRM TRADING	14
V.	EMPLOYEE PERSONAL TRADING PROCEDURES	14
A.	DEFINITIONS	15
B.	PROHIBITED ACTIVITIES	16
C.	PRE-CLEARANCE OF PERSONAL TRADES	17
D.	PROHIBITED TRANSACTIONS	18
E.	EXEMPTED TRANSACTIONS	18
F.	RESTRICTED TRADING LIST	18
G.	DISCLOSURE OF EMPLOYEE PERSONAL HOLDINGS	19
H.	EMPLOYEE QUARTERLY TRANSACTION REPORTS	19
I.	COMPLIANCE REVIEW	20
VI.	CONFLICTS OF INTEREST	20
VII.	CONFIDENTIALITY	21
VIII.	GIFTS AND ENTERTAINMENT	22
IX.	POLITICAL CONTRIBUTIONS AND ACTIVITIES	23
A.	RESTRICTED ACTIVITIES	23
B.	COMPLIANCE APPROVAL	25
C.	STATE AND LOCAL LAWS	25
X.	OUTSIDE BUSINESS ACTIVITIES	26
XI.	USE OF DEARBORN ASSETS	27
XII.	RECORDKEEPING	27

PART 2: POLICIES AND PROCEDURES		28
I.	REGISTRATION AND EXAMINATION REQUIREMENTS	28
A.	FEDERAL REGISTRATION ; FORM ADV	28
B.	STATE NOTIFICATION OR REGISTRATION REQUIREMENTS	29
II.	PROMOTIONAL ACTIVITIES; USE OF E-MAIL	29
A.	GENERAL REQUIREMENTS; COMPLIANCE PRE-APPROVAL	29
B.	USE OF E-MAIL AND OTHER ELECTRONIC MEDIA	34
C.	OTHER REQUIREMENTS	36
III.	OPENING AN ADVISORY ACCOUNT	37
A.	DELIVERY OF FORM ADV PART 2: THE BROCHURE RULE	37
B.	EXECUTION OF ADVSORY AGREEMENT	37
C.	FEES	37
D.	SUITABILITY REQUIREMENTS	38
E.	ANTI-MONEY LAUNDERING	38
IV.	SUB-ADVISERS	39
V.	INVESTMENT RECOMMENDATIONS AND GUIDELINES	40
VI.	ORDER AGGREGATION AND ALLOCATION	41
A.	GENERAL POLICY	41
B.	DEFAULT RULES	42
C.	MONITORING	43
VII.	TRADE ERRORS AND MODIFICATIONS	43
A.	PRINCIPLES	43
B.	PROCEDURES	44
VIII.	NEW ISSUES	45
A.	CROSS AND PRINCIPAL TRANSACTIONS	45
IX.	BEST EXECUTION	46
A.	GENERAL	46
B.	PROCEDURES	46
C.	DIRECTED BROKERAGE	47
X.	SOFT DOLLARS	47
XI.	ERISA POLICIES AND PROCEDURES	48
XII.	INVESTMENT COMPANY RESTRICTIONS	49
XIII.	PORTFOLIO DISCLOSURE OBLIGATIONS	50
XIV.	CUSTODY OF CLIENT ASSETS	54

A.	GENERAL RULE	54
B.	DEFINITION OF “CUSTODY”	54
C.	FIRM POLICIES AND PROCEDURES	54
XV.	SOLICITATION ARRANGEMENTS	55
A.	GENERAL	55
B.	POLICY AND PROCEDURES FOR THIRD-PARTY SOLICITORS	56
XVI.	PROXY VOTING POLICY	56
A.	GENERAL PRINCIPLES	57
B.	PROXY SERVICE	57
C.	DISCLOSURE OF POLICIES AND PROCEDURES	58
D.	RECORDKEEPING	58
E.	CORPORATE CLASS ACTION SUITS	59
XVII.	PRIVACY POLICY	59
A.	PROTECTED INFORMATION	59
B.	INITIAL AND ANNUAL NOTICES	60
C.	SAFEGUARDING CLIENT AND INVESTOR INFORMATION	60
D.	RED FLAGS RULE	61
E.	MASSACHUSSETTS PRIVACY LAW	61
XVIII.	VALUATION	63
XIX.	INFORMATION TECHNOLOGY POLICY	63
XX.	RECORDKEEPING	64
A.	TYPES OF RECORDS	65
B.	RETENTION LENGTH AND LOCATION	65
C.	FIRM PROCEDURES	66
XXI.	EMPLOYEES	66
A.	SCREENING	66
B.	COMPLIANCE TRAINING	66
C.	RELATIONSHIPS WITH OUTSIDE VENDORS	67
D.	SUPERVISORY AND COMPLIANCE OVERSIGHT	67
E.	SEC RULE 506 (d) – THE “BAD ACTOR” RULE	68
F.	CONFIDENTIALITY	70
G.	COMMUNICATIONS WITH REGULATORS AND CLIENTS	70
H.	REPORTING OF COMPLIANCE MANUAL VIOLATIONS	71
XXII.	BUSINESS CONTINUITY PLAN	72

XXIII.	FATCA	73
XXIV.	ANNUAL COMPLIANCE REVIEW	73
EXHIBIT A		A-1
EXHIBIT B		B-1
EXHIBIT C		C-1
EXHIBIT D		D-1

I.	INTRODUCTION

Dearborn Partners (the “Firm”) holds its employees to a high standard of integrity and business practice.  In serving its clients, the Firm strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities and investment transactions of the Firm and its employees.  This Compliance Manual (this “Compliance Manual” or “Program”) is intended to serve as a guide to administering and overseeing policies and procedures relating to the Firm’s personnel in accordance with the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) as it relates to the Firm’s investment advisory business.  This Compliance Manual consists of two parts, the Code of Ethics (the “Code”), found as Part 1 of this Compliance Manual, and the Policies and Procedures (the “Procedures”), found as Part 2 of this Compliance Manual.  The Code and the Procedures both form the basis for the Firm’s compliance program and should be read together.  This Compliance Manual is Firm property and it should remain confidential within the Firm.

Dearborn Partners has provided investment advisory services to clients since 1997.  The Firm caters to three classes of clients that invest primarily in publicly-traded equity and fixed income securities: private clients; institutional clients; and a small cap strategy class offered to its institutional clients.  Firm clients consist mainly of individuals, family trusts, Taft-Hartley plans, and private and public retirement plans.  Dearborn Partners has discretionary investment authority over most of client accounts.

 With headquarters at 200 W. Madison Street, Suite 1950, Chicago, Illinois, the Firm also has an office at 221 N. LaSalle Street in Chicago.

Dearborn Partners is an investment adviser registered under the Advisers Act and subject to regulation by the Securities and Exchange Commission (the “SEC”), the federal securities regulatory agency of the United States.  As an investment adviser, the Firm is a fiduciary to its clients under the federal securities laws.  The Firm has adopted this Compliance Manual in order to adopt and implement written policies and procedures reasonably designed to detect and prevent violations of the Advisers Act, the Investment Company Act and other applicable federal and state securities laws.

It is imperative that each of the Firm’s partners, officers, and employees, as well as certain other persons who are subject to the Firm’s supervision and control, reads, understands, and adheres to the policies and procedures described in this Compliance Manual.  Failure to do so may result in severe criminal and civil legal penalties and/or regulatory penalties against the Firm, the employee involved in the matter, and the Firm’s clients.  An employee’s failure to do so also may result in disciplinary action by the Firm, including dismissal.

This Compliance Manual is subject to modification and further development.  The information contained in it is accurate as of October 2013.  This Compliance Manual replaces all previous versions of Dearborn Partners’ manuals.  The Firm may amend, modify, supplement, suspend, or terminate any policy or procedure contained in this Compliance Manual or add any new policy or procedure, at any time.  The Chief Compliance Officer will inform employees of any changes in this Compliance Manual, and will keep copies of all amendments or changes to this Compliance Manual.  The Firm (specifically, the Firm’s Chief Compliance Officer alone, or in consultation with senior management and/or outside advisers) has the discretion to interpret and apply the policies and procedures established in this Compliance Manual and to make all determinations of fact with respect to their application.  On an annual basis, the Chief Compliance Officer will review with Firm management the adequacy of the Code, the adequacy of Firm Procedures, and the effectiveness of their implementation, as required by Rule 206(4)-7 of the Advisers Act and Rule 17j-1(c)(2)(ii) of the Investment Company Act.

II.	PURPOSE AND SCOPE OF COMPLIANCE MANUAL

In general, the purpose of this Compliance Manual is twofold.  First, this Compliance Manual provides the Firm’s employees with an introduction to the primary laws, rules, and regulations governing investment advisory activities.  For purposes of this Compliance Manual, the term “employee” includes all partners, managing directors, directors, and employees of the Firm, whether or not such persons participate in the process of purchasing or selling securities or other investments, or participate in making recommendations or obtaining information with respect to the purchase or sale of securities or other investments, on behalf of any of the Firm’s clients.  The Chief Compliance Officer has determined that all employees with access to the Advent Axys software are deemed to be subject to this Compliance Manual.

Second, this Compliance Manual provides a framework for the Firm’s employees to conduct their respective duties and obligations under certain federal securities laws with respect to the Firm’s investment advisory business.  This Compliance Manual cannot and does not cover completely all of the possible issues and factual circumstances which may arise in relation to the Firm’s investment advisory business under applicable law.  The Firm is committed to fostering a culture of compliance, and requires all employees to comply with both the substance and the spirit of this Compliance Manual.

As used in this Compliance Manual and under the Advisers Act, the term “client” refers to each advisory client of the Firm.

When in doubt, Firm employees should consult with their manager and/or the Chief Compliance Officer before they act.  This Compliance Manual is only a guide.  The Firm’s employees should not try to resolve difficult questions by themselves.  All questions about this Compliance Manual or relating to the Firm’s investment advisory compliance obligations should be directed to the Chief Compliance Officer.

All employees are required to sign a certification at the beginning of their employment with the Firm, and annually thereafter, that they have read, understood, and agree to comply with the Code and the policies and procedures outlined in them.  The form of such certification is attached as EXHIBIT A and is also available from the Chief Compliance Officer.  Employees are required to attend training sessions regarding the Firm’s compliance obligations.  Failure to submit all required certifications or reports, or attend required training sessions, may result in disciplinary action by the Firm, including dismissal.

References to the “Chief Compliance Officer” refer to Kris Lewis, who has been appointed as the Firm’s Chief Compliance Officer for purposes of Rule 206(4)-7(c).  The Chief Compliance Officer administers the Firm’s overall compliance program.  In all instances, the duties of the Chief Compliance Officer may be performed by the Chief Compliance Officer or her designee.

Upon discovering a violation of any provision of this Compliance Manual, the Chief Compliance Officer may recommend that the Firm consider imposing such sanctions as she deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the employee.

PART 1: CODE OF ETHICS

I.	GENERAL

This code of ethics (“Code”) is being adopted by the Firm in compliance with the requirements of Sections 204A and 206 and Rule 204A and Rule 204-2 of the Advisers Act and Rule 17j-1 of the Investment Company Act to carry out the purposes and objectives of those provisions.  The Advisers Act and the Investment Company Act, Section 204A and Rule 17j-1, respectively, require the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Rules 204A- 1 and 17j-1 require investment advisers to establish, maintain, and enforce a written code of ethics.

The Advisers Act and the Investment Company Act both make it unlawful for certain persons, including the Firm:

1.	To employ a device, scheme, or artifice to defraud any client or prospective client managed by the Firm;

2.	To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

3.
Acting as principal for its own account knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or  purchase of any security for  the account of such client, without disclosing to such client in writing before the completion of such transactions the capacity in which it is acting and obtaining the consent of the client to such transaction; or

4.	To engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

In addition, investment advisers are prohibited from making fraudulent, deceptive, manipulative, or misleading statements or omissions to client or prospective client.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standards and contains procedures reasonably necessary to prevent violations of the Code.  The Firm is committed to fostering a culture of compliance and requires all persons subject to this Code to comply with both the substance and the spirit of this Code.  Therefore, any attempt to circumvent the policies and procedures described in this Code or otherwise to do indirectly that which may be prohibited directly by this Code will not be tolerated.

This Code is based upon the principle that all partners, managing directors, directors, and employees of the Firm owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal investment transactions, in such manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.  This fiduciary duty includes the duty of all employees of the Firm to report all suspected violations of the Code to the Chief Compliance Officer.  Anyone not included as a covered person under this Code will be so notified, in writing, by the Chief Compliance Officer.

Employees who witness a violation or suspect a violation of any provision of this Code and Compliance Manual or of applicable law should promptly notify the Chief Compliance Officer or their supervisor.  It is the Firm’s general policy that employees who report violations to Firm management in good faith will not be subject to sanction by the Firm.

This Code should be read and understood in conjunction with the Procedures.  Any questions regarding the Firm’s policies and procedures should be referred to the Chief Compliance Officer.

II.	FIDUCIARY DUTY - STATEMENT OF POLICY

A.	GENERAL

By law, the Firm is a fiduciary of its clients and owes each client an affirmative duty of good faith and full and fair disclosure of all material facts.  This duty is particularly pertinent whenever an investment adviser is in a situation involving an actual or potential conflict of interest.  The Firm and all employees must affirmatively exercise authority and responsibility for the benefit of clients, and may not participate in any activities that may conflict with the interests of clients except in accordance with this Code.  In addition, the Firm and its employees must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s clients.

Covered persons represent Dearborn Partners.  Their interactions with Dearborn Partners clients, sub-advisors, brokers, vendors and other Dearborn Partners business relationships (“Dearborn Relationships”), and all other persons must reflect Dearborn Partners’ values and ethics.  In all such contacts, it is important to observe certain standards of conduct.  Covered persons should treat each Dearborn Relationship with respect and professionalism.  The Firm is committed to honest and fair dealing with all Dearborn Relationships.  Covered persons should not take unfair advantage of any person through misrepresentation, omission, concealment, abuse of confidential or privileged information, or any other unfair practice.

1.
Place the interests of clients first.  The Firm may not cause a client to take action, or not to take action, for the Firm’s personal benefit rather than the benefit of the client.  For example, causing a client to purchase a security or investment owned by an employee for the purpose of increasing the price of that investment would be a violation of this Code.  Similarly, an employee investing for him or herself in a security of limited availability that was appropriate for a client without first considering that investment for such client may violate this Code.

2.
Earn Client Trust.  The Firm’s reputation for integrity is tested every day by the way employees treat the people with whom they do business.  Honesty, fairness, and keeping commitments must be hallmarks of the way employees conduct Dearborn Partners business.

3.
Keep information confidential.  Information concerning client transactions or holdings may be material nonpublic or proprietary information and employees may not use knowledge of any such information to profit from the market effect of those transactions.

4.
Present Dearborn Truthfully.   Dearborn Partners communications should reinforce a sense of trust in the Firm.  Whether statements are channeled through Dearborn Relationships, the media or made in private conversation, honesty is the best policy.   Statements should be sufficiently candid, clear and complete so that they neither mislead nor lend themselves to misinterpretation.  The Firm is also committed to full compliance with all requirements applicable to public disclosures, including reports filed with securities regulators.  All of the Firm’s business communications should be timely, clear and accurate.  Employees should never misrepresent the Firm’s financial performance or otherwise compromise the integrity of the Firm’s financial statements or other disclosures.

5.
Statements to the Media.  All press inquiries and public statements relating to Dearborn Partners, including to trade publications, must be referred to Jerome Hickey, Managing Director.  All press releases must be approved in advance by the Chief Compliance Officer.

6.
Act Professionally.  Employees should always be professional and conscientious in their business decisions.  Personal relationships must never interfere, or give the appearance of interfering, with Dearborn Partners business judgments.  When making Dearborn Partners decisions, employees should weigh all factors impartially and without prejudice and make all decisions based solely on merit.  Employees should honor agreements and  not interfere with others’ contracts.  Employees should communicate clearly and effectively, should think before speaking and writing, should be proud of what they write, should be clear and objective and should not profess to be knowledgeable in areas beyond their expertise.

7.
Do not create or spread rumors.  The Firm strictly prohibits the use or misuse of false rumors.  Employees should be aware that all Firm e-mails are monitored for inappropriate or illegal communications, including the creation or dissemination of false market or investment-related rumors, and other forms of communication or action that would reasonably have the effect of manipulating the markets.

8.
Conflicts of Interest.  Employee business decisions must always be in the best interests of Dearborn Partners and its clients.  Employees should avoid any business, financial or other relationship that might conflict with those interests or create an appearance of conflict and should avoid situations that could compromise an employee’s independent judgment; if a problem arises, employees should handle it forthrightly and honorably.

9.	Dearborn Business Opportunities. Employees must never take for themselves a business opportunity that belongs to the Firm or its clients, such as an investment with a limited supply.

10.
Comply with the federal securities law and all other laws and rules applicable to the Firm’s business.  Employees should make it their business to know what is required of the Firm as an investment adviser and integrate compliance into the performance of all his or her duties.

11.
Seek advice when in doubt about the propriety of any action or situation.  Any questions concerning this Code should be addressed to the Chief Compliance Officer, who may consult with outside counsel, auditors, consultants, or other professionals, as necessary.

12.	Establish procedures. Establish procedures for employees to follow in order to comply with the fiduciary and ethical principles espoused in this Code.

13.	Protect the reputation of the Firm. The Firm’s reputation among clients and in the investment community is of paramount importance to senior management.

This Code is designed to implement these general fiduciary principles in the context of specific situations.

B.	FRONT-RUNNING AND RELATED IMPROPER TRADING PRACTICES

Certain improper trading practices may implicate the Firm’s fiduciary duties, including practices that involve the misappropriation of confidential information deemed to properly belong to a client (which may include trading decisions to be made for a client’s account).  Two such examples of improper trading conduct are “front-running” and “scalping”.  Front-running is an employee making a personal trade shortly before the Firm’s transaction for its clients with the expectation that such a trade will capitalize on the market effect of the Firm’s trading.  Scalping is an employee selling an investment position immediately after the Firm buys the position for its clients with the expectation that such a trade will capitalize on the market effect of the Firm’s trading.  Such personal transactions could potentially increase the cost, or decrease the selling price, of the position to the Firm’s clients, and may disadvantage those clients.

The Firm believes it will be difficult for an employee to intentionally or knowingly engage in front-running or scalping of the Firm’s orders for its clients, with limited exceptions.  Nonetheless, it is the Firm’s policy that no Firm employee may purchase or sell a security or other instrument, or engage in any short sale of a security or other instrument, in a personal account if at the time of the transaction the employee has actual knowledge that the same security or instrument is being purchased or sold by the Firm, or is being considered for purchase or sale by the Firm, and the employee knows, or reasonably should know, that his or her transaction would have the effect of materially disadvantaging a Firm-advised account, based on a totality of the circumstances.  The Firm and its employees should not engage in any activity that could, under any circumstances, be viewed as front-running or scalping.  As a consequence, any employee who becomes aware of an instance of actual or potential front-running or scalping must bring such event to the immediate attention of the Chief Compliance Officer.

III.	INSIDER TRADING - STATEMENT OF POLICY

The Firm’s policy is to allow employees and their family members to maintain a personal investment program if they so choose (subject to full compliance with this Code).  Given the Firm’s investment processes for equity and fixed income portfolios, which rely solely on publicly available information, the Firm expects that it or its employees will rarely, if ever, come into possession of “inside information” regarding a specific company.  To date, the Firm has not had access to such information and does not expect to have such access in the future.  However, given the nature of its Class C small cap portfolio strategies, Dearborn Partners is required to monitor employee and Firm trading.  The Firm forbids any officer, director, or employee from trading, either personally or on behalf of others, including accounts managed by the Firm for its clients, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  The Firm’s policy applies to every person employed by the Firm and extends to activities within and outside their duties at the Firm.

All Dearborn Partners employees must review the Firm’s restricted list prior to making any equity trade.  This restricted list will be available on a shared drive and also emailed to employees regularly.  Employee brokerage account statements will be submitted each month to the Chief Compliance Officer and reviewed at least quarterly by the Chief Compliance Officer and Dearborn Partners’ head trader.  Any suspicious trading or active short term trading will result in further discussion and review, and possibly disciplinary action.

For Firm trading, portfolio managers of the various Dearborn Partners divisions will meet regularly and consult with each other to make sure there is no inadvertent violation of these policies.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider, while in possession of material nonpublic information;

2.
Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	Communicating material nonpublic information to others.

The concept of “insider” is broad.  It includes officers, directors, and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services, if any.  For that to occur the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, change in auditor, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Bloomberg, The Wall Street Journal, or other publications in general circulation would be considered public.

Before an employee trades for him or herself or others in the securities or related instruments of a company about which the employee may have potential insider information (whether obtained at work or outside work), the employee must ask him or herself the following questions:

1.
“Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?  Would I consider transacting in this security if I lacked this information?”

2.	“Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?”

If, after consideration of the above, in the unlikely event the employee believes that the information is material and nonpublic, or if the employee has questions as to whether the information is material and nonpublic, the employee should take the following steps:

1.	Report the matter immediately to the Chief Compliance Officer, which will review the matter for possible inclusion of the company on the Firm’s restricted trading list.

2.
The employee should not purchase or sell the securities or related instruments on behalf of him or herself or others, or cause the Firm to purchase or sell the securities or related instruments for a Firm client or Firm related account.

3.	Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer.

4.
After the Chief Compliance Officer has reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communication, or the employee will be allowed to trade and communicate the information.

The determination of whether information is inside information will be within the sole purview of the Chief Compliance Officer, who may consult with management of the Firm and the outside counsel, if necessary.  Information in the employee’s possession that he or she identifies as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above.  In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

IV.	FIRM TRADING

As a Firm, Dearborn Partners has a duty to maintain the highest degree of compliance with its insider trading program.  Accordingly, because of the nature of the small cap strategy employed by Class C, the Firm has an obligation to review trading by both Class A and Class B to ensure there is no front-running, scalping or insider trading.  Trading by Class A and Class B generally involves large cap equities where there would not be an occasion to front-run or scalp a trade, or to profit even in the event of possession of material nonpublic information.  However, the small cap nature of the Class C trading necessitates further review.

The portfolio managers of each of the various classes and strategies will coordinate to make sure that each is aware generally of the type of trading of the other.  Additionally, the Chief Compliance Officer will review Firm trading on at least a quarterly basis for compliance with these policies.

V.	EMPLOYEE PERSONAL TRADING PROCEDURES

Rule 204A-1 requires investment advisers to receive and review securities trading activity reports of the firm’s “access persons” (generally, portfolio managers and others with access to client portfolio information).  However, as a best practice, the Firm has determined to require all Firm employees with access to the Advent’s Axys software to comply with the trading activity reporting requirements described below, except for those specifically notified of their exclusion by the Chief Compliance Officer in writing.

Employee trading reports submitted to the Chief Compliance Officer pursuant to this Code shall be confidential and shall be provided only to the officers and directors of the Firm, the Firm’s counsel, or regulatory authorities upon appropriate request.  Employees who fail to timely submit the required reports may be subject to sanction or dismissal by the Firm.

The Chief Compliance Officer’s trades will be reviewed by a managing director or by the Firm’s outside compliance consultant.

A.	DEFINITIONS

As used in this Section of the Code, the following terms have the following definitions:

1.
“Beneficial Ownership” generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security or other instrument, or has direct or indirect control or power to make investment decisions over the security or other instrument.  A Person is normally regarded as the beneficial owner of investments held in the name of his or her spouse, live-in companion, minor children and other relatives living in his or her household, or other Persons dependent on the Person for support.

2.
“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Any Person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to Control such company.  Any Person who does not so own more than 25% of the voting securities of any company shall be presumed not to Control such company.  A natural person shall be presumed not to be a controlled Person.

3.
“Exempted Securities” are (a) an interest in a money market fund, (b) an interest in an open-end mutual fund (other than a mutual fund managed by us), (c) an interest in a unit investment trust that invests exclusively in open-end mutual funds none of which are managed by us, a (d) direct obligation of the U.S. government, (e) a bank certificate of deposit, (f) a banker’s acceptance, (g) commercial paper, (h) a high quality short-term debt instrument, or (i) a repurchase agreement.

4.
“Investment” means any: (i) security, including without limitation,  common stock, debt security, option, convertible security, warrant, or exchange-traded fund (ETF), whether or not traded on an organized exchange or over-the-counter; (ii) commodity interest in any financial instrument, foreign currency, or physical commodity of any kind, including but not limited to, futures contract, options on futures contract, security futures contract, spot (cash) contract, or forward contract; (iii) derivative contract on any underlying instrument whatsoever, including but not limited to, swaps and hybrid contracts; and (iv) shares or interests in a privately offered fund, including but not limited to, hedge fund, private equity fund, venture capital fund, real estate fund, or commodity pool.

5.	“Person” means any natural person (individual) or a company or other entity.

6.
“Personal Account” means a brokerage, bank, or other account for holding and investing in Reportable Investments, in which the employee has Beneficial Ownership, in whole or in part.  Personal Accounts also are deemed to include issuers in the case of private Reportable Investments or any other location where evidence of Reportable Investments may be held (such as safety deposit boxes or safes containing stock certificates).

7. “Pre-Clearance Securities” means:  (i) publicly traded equity securities; (ii)  corporate and municipal bonds.

8.
“Reportable Investment” shall mean each Investment but shall not include: (i) securities issued by federal agencies and which are direct obligations of the United States (such as Treasury bonds and agency securities); (ii) bankers’ acceptances; (iii) bank certificates of deposit (CDs); (iv) commercial paper and high quality short-term debt instruments, including repurchase agreements; (v) money market funds; (vi) shares of registered open-end investment companies (mutual funds, including ETF’s); and (vii) unit investment trusts that are invested exclusively in open-end investment companies (mutual funds).

9.
“Restricted Trading List” shall mean a list maintained by the Chief Compliance Officer in which trading for the account of any Firm client, Firm Related Account, or Firm employee is prohibited with respect to a company in any securities or instruments issued by or with respect to the company (including derivatives on or related to the company or its securities).  Securities or other instruments of companies on the Restricted Trading List shall include securities or instruments for which the Firm and its personnel have inside information.  A company will be removed from the Restricted Trading List only after the Chief Compliance Officer determines that restricted status no longer is necessary.

The Chief Compliance Officer will be the final arbiter regarding the application of these definitions to particular situations, including whether an employee is deemed to be the Beneficial Owner or Controller of an account, or whether an investment is deemed to be a Reportable Investment for purposes of this Code.  Any act involving the Chief Compliance Officer will be handled by the managing partners, in consultation with the Firm’s outside compliance consultant.

B.	PROHIBITED ACTIVITIES

No employee of the Firm shall:

1.	Engage in any act, practice or course of conduct which would violate the provisions of Section 206 and as described in this Code;

2.	Disclose to other Persons outside of the Firm the investment activities engaged in or contemplated for the various portfolios of the Firm;

3.	Purchase or otherwise trade any Pre-Clearance Securities for any Personal Account without prior approval of the Chief Compliance Officer;

4.	Purchase or otherwise trade in securities or other instruments related to companies on the Restricted Trading List (including derivatives) for any Personal Account;

5.
Serve on the board of directors of any publicly traded company or privately held company without prior authorization of the Chief Compliance Officer.  Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm’s clients and investors.  Authorization for board service will normally require that the Firm and its employees not hold or purchase any securities of the company on whose board the employee sits (or only do so pursuant to a pre-approved investment plan); or

6.
Engage in short-term trading (generally, opening and closing a position within a 30 day period) in any Personal Account in securities of a public company in which the employee is an officer, director, or the owner of 10% or more of a class of securities, which is prohibited by law.  Although short-term trading activity by employees of the Firm who are not officers, directors, or 10% holders of public companies is not prohibited by law, employees may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 60 calendar days.  This prohibition includes any derivative or market equivalent of the security.  Profits recognized on short-term trades (i.e., trades made within a 30 day period) will be required to be disgorged to a charity.  This requirement does not apply to exchange traded funds or mutual funds.

 Exceptions:  The Firm’s management, upon the advice of the Chief Compliance Officer, may allow exceptions to the prohibited activities enumerated above in Sections IV.B.(3) through (6), “Prohibited Activities”, on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as insider trading, front-running, or conflicts of interest, in the good faith and reasonable determination of the Firm, are not present and the equity of the situation strongly supports an exemption.  Such exceptions potentially may include allowing an employee to buy or sell a security that is on the Restricted Trading List.

C.	PRE-CLEARANCE OF PERSONAL TRADES

Rule 204A-1 requires pre-clearance of certain types of securities transactions for Personal Accounts.  Accordingly, all Access Persons shall receive prior written approval from the Chief Compliance Officer before purchasing or selling Pre-Clearance Securities, as defined in the Section  “Definitions” for any Personal Account.  Requests for pre-clearance shall be made on a Securities Pre-Clearance Report in the form attached as EXHIBIT D, or other form directed by the Chief Compliance Officer, and delivered to the Chief Compliance Officer.

D.	PROHIBITED TRANSACTIONS

•	Employees subject to these guidelines are prohibited from acquiring securities through an initial public offering.
•	The provisions of the personal trading guidelines apply to transactions in corporate and municipal bonds.
•
Employees may not engage in market timing transactions in mutual funds advised or sub-advised by Dearborn Partners. In accordance with the aforementioned policy, the Firm does not collect redemption fees in connection with Rule 22c-2 of the Investment Company Act. In order to control the potential for market timing, employees investing in such funds must hold the shares of these funds for at least 30 calendar days.  Additionally, in order to monitor transactions in such funds, employees investing these funds must supply copies of their purchase and sale confirms to the Chief Compliance Officer.

E.	EXEMPTED TRANSACTIONS

The prohibitions of Sections IV.B.(3) through (6), “Prohibited Activities,” shall not apply to:

1.	Purchases or sales which are non-volitional on the part of the employee (such as where a company automatically issues new securities to existing holders as a result of a corporate merger);

2.	Purchases which are part of an automatic reinvestment plan; and

3.	Transactions in an account over which the employee has no direct or indirect influence or control, such as accounts managed by other advisers on a discretionary basis.

F.	RESTRICTED TRADING LIST

1.
General. The Restricted Trading List will be available from the Firm’s Chief Compliance Officer.  It is a requirement that employees confirm, before making a personal investment, whether or not the investee company is included on the Restricted Trading List.  Note that US Bancorp provides a list of securities that the mutual fund is prohibited from purchasing; this restricted list applies only to trading by the mutual fund and not by any employees in their personal account. After reviewing the Restricted Trading List, employees must receive approval from the Chief Compliance Officer before executing a trade.  Approval for trades which appear on the Firm’s Restricted Trading List are rarely granted, if at all.

2.
Scope of Prohibited Trading.  In the event that a company is included on the Restricted Trading List, all securities issued by the company (including common stock, debt, or convertible securities) or any derivatives related to the company or its securities (such as options, total return swaps, or credit default swaps) generally will not be tradable by the Firm for any client or Firm Related Account or by any employee in any Personal Account until the company is removed from the Restricted Trading List.  This restriction does not extend to stock indices, futures indices, or index ETFs of which the company is a component, unless the Chief Compliance Officer notifies employees to the contrary on the Restricted Trading List or by other means.  In addition, inadvertent purchases or sales by the Firm or an employee of instruments that are on the Restricted Trading List may be permitted by the Chief Compliance Officer if the transaction does not give rise to insider trading, front-running, or other market abuse concerns, as determined by the Chief Compliance Officer, provided that the Chief Compliance Officer is promptly notified of such transaction or intended transaction.

G.	DISCLOSURE OF EMPLOYEE PERSONAL HOLDINGS

Employees are required to submit to the Chief Compliance Officer Investment Holdings Reports on an annual basis.  Employees must disclose all personal holdings of Reportable Investments in any Personal Account on an annual basis as of December 31 and the information must be current as of a date generally no more than 45 days prior to the date the report was submitted.  Reports must be received by the Chief Compliance Officer no later than February 15th.

Personal holdings reports shall be made on an Investment Holdings Report as distributed by the Chief Compliance Officer, containing the following information:

1.	The title and type of security or other instrument and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and the principal amount of each security involved;

2.	The name of the broker, dealer or bank with which the employee maintains an account in which the security or other instrument is held; and

3.	The date the report was submitted.

H.	EMPLOYEE QUARTERLY TRANSACTION REPORTS

All Access Persons shall submit to the Chief Compliance Officer quarterly transactions reports, generally no later than 30 days after the end of each calendar quarter, which must cover at a minimum, all transactions in Reportable Investments in any Personal Account made during the quarter.  All Access Persons shall be required to submit a report for all periods, including those periods in which no Reportable Investment transactions were made.  Those Access Persons who submit copies of their monthly or quarterly brokerage account statements will not be required to submit quarterly transaction reports.

Transaction reports shall contain the following information:

1.
The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, the principal amount of each security involved, or other material information;

2.	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

5.	The date the report was submitted.

I.	COMPLIANCE REVIEW

The Chief Compliance Officer will review personal trading in employee Personal Accounts generally on a quarterly basis or as she otherwise determines appropriate under the circumstances; the Chief Compliance Officer is also authorized to modify the requirements for compliance with this program accordingly.  The Chief Compliance Officer will also review Firm trading at least quarterly to ensure compliance with this program.

On an annual basis, the Chief Compliance Officer will evaluate employee trade review practices to confirm that the Firm’s policies and procedures continue to be reasonably designed to detect and prevent instances of improper trading practices, including front running.  This review may be done as part of the Chief Compliance Officer’s annual report to management.

VI.	CONFLICTS OF INTEREST

Every employee shall notify the Chief Compliance Officer of any business, family, or personal relationship or dealing with a client, service provider, or any other person that may present the employee or the Firm with an actual or potential material conflict of interest.  The Chief Compliance Officer will maintain records of any conflicts of interest reported by employees or that are otherwise applicable to the Firm as determined by Firm management.  The Chief Compliance Officer periodically may require all employees, or certain employees, to provide updated information regarding their personal conflicts of interest.

 With specific regard to any mutual funds managed by the Firm: (a) employees may not serve as an officer or director of any portfolio company of the fund, or receive any direct or indirect compensation in connection with the disclosure of information about the fund’s holdings; (b) in the event of any conflict of interest between Dearborn Partners and the fund, the Chief Compliance Officer shall make a determination in the fund’s best interests, and report the determination to the fund’s Board of Trustees (or equivalent body), by the end of the quarter in which the determination was made; and (c) if an employee suspects a breach of Dearborn Partners’ obligation to place the fund’s interests above Dearborn Partners’ interest, the employee must report the matter immediately to the Chief Compliance Officer.

VII.	CONFIDENTIALITY

The Firm generates, maintains, and possesses proprietary and/or confidential information, including trade secrets, and such information must be held strictly confidential by its employees.  This information includes, but is not limited to: business and strategic plans; financial and accounting information, and tax returns; policies and procedures; employee information; client and investor lists and information about the Firm’s clients and investors generally; investment positions; research analyses and trading strategies; client and investor-related documents including due diligence questionnaires and client performance; internal communications; legal advice; and computer source and access codes or programs.  Employees may not use confidential or proprietary information for their own benefit or for the benefit of any party other than the Firm or its clients.  Confidential information that has been received from third-parties pursuant to confidentiality obligations must also be maintained as confidential in accordance with those obligations.  In addition, employees may not disclose confidential or proprietary information to anyone outside the Firm, except in connection with the business of the Firm and in a manner consistent with the Firm’s and its clients’ interests or as required by applicable law, regulation, or legal process after notice to the Chief Compliance Officer.  Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Firm, its clients, and the employee who breached the confidence.

In order to safeguard the Firm’s confidential or proprietary information (as well as investor information), the Firm has adopted these confidentiality and related privacy policies and procedures.  All originals and copies of Firm confidential or proprietary information are the sole and exclusive property of the Firm, except as provided in writing.

Moreover, to protect such information each employee is also expected to abide by the following:

1.
Never remove any confidential or proprietary information (in whatever form) from the Firm’s premises, unless necessary for business purposes (and, if so, the information must be kept in the possession of the employee or in a secure place at all times and returned promptly to the Firm’s premises or properly destroyed);

2.
Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by the Firm;

3.	Exercise caution when using e-mail, instant messaging, mobile telephones, facsimile machines, or messenger services;

4.	Never leave documents containing confidential or proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

5.	Never disclose computer or voicemail passwords or website access codes to anyone else, in or outside the Firm; and

6.	Never share confidential information with anyone at the Firm except on a need- to-know basis.

An employee’s restrictions on the use of confidential and proprietary information continue in effect after termination of his or her employment or association with the Firm, unless specific written permission is obtained from the Chief Compliance Officer.

VIII.	GIFTS AND ENTERTAINMENT

The giving or receiving of gifts or other items of value to or from persons or entities doing business or seeking to do business with the Firm could call into question the independence of the Firm’s judgment as a fiduciary of its clients.

“Gifts” are defined to include any gift, gratuity, or item of value and includes the giving and receiving of gratuities, merchandise, and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like, and may include transportation and lodging costs.  As used in this Code, the term “Business Contacts” means other investment advisers and asset managers; brokers and securities salespersons; law firms; accounting firms; suppliers and vendors; and any other individual or organization with whom the Firm has or  is  considering  a business or  other relationship, including members of the press and trade organizations.  For purposes of this Code, multiple individuals employed by the same entity shall be considered a single Business Contact.

Gifts, favors, entertainment and other such inducements may be attempts to obtain favorable treatment.  Accepting such inducements could raise doubts about an employee’s ability to make independent business judgments and the Firm’s commitment to treating clients fairly.  Certain inducements could constitute bribes, payoffs or kickbacks, which are illegal.

Employees may accept gifts or entertainment, such as promotional items and business meals, if they are in line with accepted business practice, could not be construed as potentially influencing an employee’s business judgment or creating an obligation, and if public knowledge thereof would not embarrass either the employee or the Firm.  When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis.  If an employee is invited to a meeting or special event (such as a pro-am golf tournament), which involves similar offers to large numbers of people from the same type of business, the employee may attend only with prior approval from the Chief Compliance Officer.

Employees may accept infrequent, nominal gifts with a value of $250 or less.  Gifts of $250+ may be accepted if protocol, courtesy or other special circumstances exist, as sometimes happens with international transactions.  However, all $250+ gifts of must be reported to the Chief Compliance Officer, who will determine if the employee may keep the gift or must return it or whether it should more appropriately become Dearborn Partners’ property.

Employees may never accept cash (or cash equivalents, such as gift cards).  Employees may not benefit personally from any Dearborn Partners activity, such as an investment by the Firm for a client, the selection or use of a firm as a broker or counterparty for client transactions, or the purchase of goods or services.

These policies apply equally to giving.  Gifts and entertainment for current or prospective Dearborn Relationships should be consistent with customary business practice.  They should be avoided where they might compromise the Firm’s integrity, for example where they might be viewed as intended to obtain business from prospective clients.  Employees should limit business-related gifts to items having a nominal value.

IX.	POLITICAL CONTRIBUTIONS AND ACTIVITIES

Rule 206(4)-5 (the “Pay to Play” Rule), is meant to address perceived abuses by investment advisers and government officials involving “pay to play”, such as an investment adviser or its employees making campaign contributions to public pension plan officials in order to influence the officials to award the adviser new advisory business.

A.	RESTRICTED ACTIVITIES

The Pay to Play Rule prohibits or restricts an investment adviser and its covered associates from engaging in certain political activities directly or indirectly.  “Covered associates” include any partner, managing director or executive officer of the Firm, or any other persons of similar status or function, and any Firm employee who solicits a state or political subdivision of a state for the Firm and any person who directly or indirectly supervises such employee.

Political Contributions.  The Firm and its employees generally may not make Political Contributions to any person who is an incumbent, candidate, or successful candidate for elective office of a governmental entity if the office has direct or indirect responsibility for, or can influence the outcome of, the hiring of the Firm to manage the governmental entities’ investments, or has authority to appoint any person who has such responsibility or influence (including elected officials who affect such decisions) of public employee retirement plans (a) to which the Firm is marketing or actively planning to market an investment product or (b) are existing Dearborn Partners clients.  Such individuals are referred to as “Plan Officials” and such retirement plans as “Client Plans.”  In addition, neither Dearborn Partners nor a covered associate shall employ, nor compensate in any other way, any Plan Official for two years after the termination of his relationship with the Client Plan, unless he will have no contact with or provide no services to the Client Plan.  Further, employees shall not, directly or indirectly, engage in any private business dealings with any individual known to be a Plan Official.  These policies are supplemented by various general provisions of this Code, such as the prohibition on bribes, kickbacks or gifts or other payments to government officials and employees of governmental bodies.  The Chief Compliance Officer shall, in situations where the Firm is about to receive an allocation from a Client Plan, seek to determine if, during the previous 24 months (a) any person subject to this Code had contributed more than $500 in any 12-month period to, engaged in any private business dealings with, or otherwise conferred any financial or economic benefit on, any Plan Official, or (b) persons subject to this Code had collectively contributed more than $2,000 to the Plan Official.  If so, the Chief Compliance Officer shall notify the Managers (excluding from the notice any Manager whose activity triggered the notice), who shall take appropriate action, including declining the investment if warranted.

Firm employees are permitted to make certain de minimis Political Contributions, on a per-official, per-election basis, without violating the rule (up to $350 if the employee is entitled to vote for the official and $150 if the employee is not entitled to vote for the official).

For purposes of this policy, “Political Contributions” are defined broadly as any gift, subscription, loan, advance, or anything of value (including hosting fundraising events), to or for a federal, state, or local political official or candidate, political action committee, or political party.  However, the SEC does not consider a donation of time by an individual to be a Political Contribution, provided that the adviser has not solicited the individual’s efforts and the adviser’s resources, such as office space and telephones, are not used.  Charitable contributions made by a person to a tax-exempt organization are not considered to be Political Contributions.

1.
“Time Out” Rule. Political Contributions made by any employee in excess of the applicable $350/$150 de minimis amount described above (or by the Firm in any amount) will result in a 2-year “time out” period following the contribution date, during which time the Firm will not be permitted to receive compensation for providing advisory services to the government entity with respect to which the Political Contribution was made.  Effectively, this means that the Firm will not be able to accept the government entity as a client or investor for 2 years, or in the event the entity is a current client or investor, the Firm would be required to end the advisory relationship with the entity (or else continue to manage the entity’s account without compensation for the 2 year period).

2.
Prohibition on “Bundling”. The Firm and its employees are prohibited from soliciting any person or political action committee to make Political Contributions, or bundling smaller contributions into one large Political Contribution, to (i) an official of a government entity to which the Firm already provides, or is seeking to provide, advisory services, or (ii) a political party of the state or locality where the Firm provides, or is seeking to provide, advisory services.

3.
Prohibition on Certain Payments to Solicitors. The Pay to Play Rule prohibits the Firm from paying third-party solicitors or placement agents to solicit a potential government client or investor on behalf of the Firm, unless the third-party is itself an SEC-registered investment adviser or registered broker-dealer subject to similar pay to play restrictions.  However, as of the date of this Manual, the SEC has delayed the application of this prohibition pending further rulemaking by other relevant regulatory authorities.  Accordingly, the Chief Compliance Officer should be consulted before the Firm wishes to engage a third-party solicitor to refer a prospective government client or investor to the Firm.

4.
Bribery and Rebate.  The Firm forbids bribery in any form in all business dealings.  No Dearborn Partners assets may be used for any bribe, kickback or other unlawful payment anywhere in the world or under any circumstances.  The purchase or sale of goods and services on the Firm’s behalf must not lead to Covered Persons receiving personal kickbacks or rebates, which can take many forms and are not limited to direct cash payments.  In general, neither an employee nor his or her family may stand to gain personally from a Dearborn Partners transaction in which he is involved.

5.
Foreign Corrupt Practices Act.  No payments of Dearborn Partners money, gifts, services, entertainment or anything else of value may be offered or made available in any amount to any government official or employee.  Such payments or offers are not legal in the U.S., and should not be made in other countries even if legal there, if they violate U.S. law (notably the FCPA), regardless of the nationality of the recipient.  The FCPA applies to Dearborn Partners and prohibits certain payments to foreign government officials for the purpose of obtaining, retaining, or directing business.

B.	COMPLIANCE APPROVAL

As a result of the above restrictions, no employee will be permitted to make, directly or indirectly, any Political Contributions to a government official or candidate in excess of the applicable $350 or $150 de minimis amount (or cause the Firm to make a Political Contribution in any amount), without the prior approval of the Chief Compliance Officer in writing.

In her discretion, the Chief Compliance Officer may determine to require employees to report all Political Contributions, even those less than the applicable de minimis threshold amount, upon notice to employees.

In addition, under the Pay to Play Rule, Political Contributions made by a person within 2 years prior to the date such person becomes a covered associate (or 6 months, in the case of a covered associate that does not solicit clients or investors) will trigger the rule’s prohibition on compensation payable by government entities to an investment adviser.  Accordingly, the Firm may require a new employee upon hiring to confirm in writing whether or not he has made any Political Contributions within the previous 2 year or 6 month period as applicable.

The Chief Compliance Officer will maintain records of all government entity clients or investors accepted by the Firm, the regulatory status of any solicitor or placement agent used in connection with such investment, and all permitted Political Contributions made by the Firm and its employees.

C.	STATE AND LOCAL LAWS

States, municipalities, and other local jurisdictions may have similar or different restrictions, including requirements to register as a “lobbyist” or “lobbying firm” if the adviser or an employee of the adviser markets to or accepts as a client a government investment plan or other government entity subject to that state’s or other local jurisdiction’s laws.

As needed, the Chief Compliance Officer will determine whether the Firm would be required to comply with any state or local registration or disclosure requirements.  Accordingly, before soliciting a government entity to become a client or investor of the Firm, the responsible employee should notify the Chief Compliance Officer.

X.	OUTSIDE BUSINESS ACTIVITIES

Dearborn Partners employees are expected to devote all or substantially all of their professional time and efforts to Dearborn Partners business.  Involvement in an outside business (e.g., employment, consulting, or serving as a director) could conflict Dearborn Partners or its clients’ interests.  Accordingly, employees must obtain the Chief Compliance Officer’s prior written approval of all such outside business activity.  It could also be a conflict if an employee’s immediate family member is involved in a business that may conflict with Dearborn Partners or its clients’ interests (e.g., an employee’s spouse works for a counterparty Dearborn Partners trades with).  Employees must report all such involvements to the Chief Compliance Officer, including but not limited to:

1.	Be engaged in any other business, whether or not related to investments and trading;

2.
Be employed or compensated by any other person for business-related activities of whatever kind or nature (other than infrequent or de minimis activities, e.g., being paid on a one-time basis to assist a neighbor paint her house, etc.) without the pre-approval of the Chief Compliance Officer;

3.	Serve as an employee of another organization, without the express pre-approval from the CCO;

4.	Serve as general partner, managing member, or in similar capacity with limited or general partnerships, limited liability companies, hedge funds, or other privately offered funds;

5.	Engage in personal investment transactions to an extent that such transactions divert attention from or impair the performance of duties in relation to the business of the Firm and its clients;

6.
Have any direct or indirect financial interest or investment in any broker-dealer, investment adviser, CTA, CPO, other current or prospective supplier of goods or services to the Firm from which the employee might benefit or appear to benefit materially; or

7.	Serve on the board of directors (or in any similar capacity) of another company, whether public or private, without the pre-approval of the Chief Compliance Officer.

While most outside business activities will not ordinarily present a concern to the Firm and will be allowed as a matter of course, employees are still required to report any and all outside business activities so that the Firm can make this determination.  Routine charitable or volunteer work generally will not be required to be reported, unless it would present a material conflict of interest for the Firm.

Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the employee sits.  Before undertaking any of the activities listed above, the employee must notify the Firm of his intended outside business activities and obtain approval from the Chief Compliance Officer.

The Chief Compliance Officer will maintain a record of all outside business activities, if any, of each employee.  On an annual basis the Chief Compliance Officer will review all reported employee outside business activities to confirm they continue to be consistent with the Firm’s business activities and fiduciary duties.  The Chief Compliance Officer periodically may require all employees, or certain employees, to provide updated information regarding their outside business activities.

XI.	USE OF DEARBORN ASSETS

Each employee is personally accountable for the safekeeping, maintenance and proper and efficient utilization of the Dearborn Partners assets over which he or she has control and must protect those assets against loss or damage.  Dearborn Partners provides a wide variety of assets as resources for its employees in conducting business, such as computers, communications systems and other equipment and materials.  Employees must use reasonable judgment and discretion so that Dearborn Partners assets are used only for legitimate business purposes.

Items such as equipment and supplies should be used only for legitimate business purposes or for charitable purposes with authorization from the Chief Compliance Officer.  In addition, equipment or supplies should not be sold, loaned, given away or otherwise disposed of regardless of condition or value without the prior approval of the Chief Compliance Officer.

XII.	RECORDKEEPING

The documentation required pursuant to this Code, including the Restricted Trading List, employee compliance certifications and personal trading reports will be maintained by the Chief Compliance Officer.